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                                                                   Exhibit 10.67


              EXCLUSIVE LICENSE, SUPPLY AND DISTRIBUTION AGREEMENT

THIS EXCLUSIVE LICENSE, SUPPLY AND DISTRIBUTION AGREEMENT (this "Agreement"), is made as of June 11, 2004, by and between Leiner Health Products, LLC, (a Delaware limited liability company) having offices at 901 East 233rd Street, Carson, California 90745 ("Leiner"), and Impax Laboratories, Inc. (a Delaware corporation), having offices at 30831 Huntwood Avenue, Hayward, California and 3735 Castor Avenue Philadelphia, Pennsylvania ("Impax").

                  WHEREAS, Impax has received the United States Food and Drug Administration's ("FDA") final abbreviated new drug application ("ANDA") approval for the manufacture and sale of loratadine ten milligram (10 mg) orally disintegrating tablets (the bioequivalent to Claritin(R) redi-dose(TM)) (the "Product"); and
                  WHEREAS, Impax desires to provide Product exclusively to Leiner, other than as set forth herein, to enable Leiner to market and sell the Product under a private label, over-the-counter, within the Territory, for all indications except for pediatric use, as provided herein; and

                  WHEREAS, Leiner desires to obtain Product exclusively from Impax to enable Leiner to market and sell over-the-counter, for all indications except for pediatric use, private label Product within the Territory, all subject to the terms and conditions set forth herein.

         NOW, THEREFORE, the parties agree as follows with the intent to be legally bound:

         1. DEFINITIONS. For purposes hereof, the following terms shall have the meanings set forth below:

         "Act" means the Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules and regulations promulgated thereunder.

         "Affiliate" means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person, where control means more than 50% ownership or voting rights of a Person or the power to direct the management or policy of a Person.

         "API" means the active pharmaceutical ingredient, loratadine HCl.

         "cGMP" means the current Good Manufacturing Practices regulations of the FDA (as in effect from time to time) in 21 C.F.R. pts. 210 and 211, as applicable, to the manufacture, processing, packaging, handling, storage and control of the Product in the Territory, as same may be supplemented and/or amended from time to time during the term of this Agreement.

         "Commercially Reasonable Efforts" means efforts and resources normally used by a Person for a compound or product owned by it or to which it has rights, which is of similar market potential as the Product and at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors. It is anticipated that the level of effort and resources may change at different times during the product life cycle of a compound or product.

         "Competing Product" means any finished pharmaceutical product available for sale in the over-the-counter marketplace that contains the same active ingredients in the same or a similar dosage form and strength as the Product in a rapid dissolve or orally disintegrating dosage form bioequivalent to Claritin(R) redi-dose(TM).

         "Confidential Information" means any information which in any way shall relate to a disclosing party, including, without limitation, its products, business, know-how, methods, trade secrets and technology, or to any Affiliate of such party, that shall be furnished to or obtained by the other party in connection with this Agreement. Confidential Information shall not include any information that: (i) at the time of disclosure, is generally available to the public; (ii) after the time of disclosure, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information; (iii) prior to the time of disclosure, becomes available to the recipient of such information from a third party which is not legally or contractually prohibited from disclosing such Confidential Information; provided, that such Confidential Information was not acquired, directly or indirectly, from the disclosing party or its Affiliates; (iv) the recipient of which can demonstrate was developed by or for such recipient independently of, and without the use of, the Confidential Information disclosed by the disclosing party or its Affiliates hereunder; or (v) is required to be disclosed by legal


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or judicial process; provided, in each case, the party so disclosing information timely informs the other party, uses its commercially reasonable efforts to limit the disclosure required by such legal or judicial process, and permits the other party to attempt, by appropriate legal means, to limit such disclosure.

         "First Commercial Sale" means the first sale of the Product by Leiner under this Agreement in an arms' length transaction to an unaffiliated third party.

         "Impax's Manufacturing Cost" means Impax and its Affiliates' standard manufacturing costs related to the Product and consumable bulk and other product materials, including packaging and labeling materials, plus [XXX]* percent ([XXX]*%) to cover all indirect and overhead costs, plus all taxes, duties, insurance and transportation costs incurred to deliver the Product in accordance with the terms of this Agreement, in each case determined in accordance with Impax's customary cost accounting policies and practices and in a manner consistent with U.S. generally accepted accounting principles.

         "Ineligible Person" means any Person who is prohibited by any law, rule or regulation or by any order, directive or policy from selling the Product or any other pharmaceutical product within the Territory or who is listed by any United States federal agency as debarred, suspended, proposed for debarment or otherwise ineligible for federal programs in the United States or other jurisdictions within the Territory.

         "Leiner Facility" means the facility and warehouse to be used by Leiner to process, package, label and/or store the Product.

         "Leiner's Packaging Costs" means Leiner and its Affiliates' actual direct packaging and labeling costs plus [XXX]* percent ([XXX]*%) to cover all indirect and overhead costs, in each case determined in accordance with Leiner's customary cost accounting policies and practices and in a manner consistent with U.S. generally accepted accounting principles and the calculations set forth on
Exhibit 6.2.

         "Net Sales" means, for any given period, that dollar amount determined by deducting the following reasonable and customary deduction items from the gross invoiced sales price billed for the Product sold by Leiner and its Affiliates in the Territory to unaffiliated third parties in arms length transactions during the applicable period: (i) trade, quantity or cash discounts, service allowances and independent brokers or agents' commissions, if any, actually allowed or paid during the applicable period; (ii) credits or allowances for the Product, if any, actually given or made on account of price and shelf adjustments, returns, off-invoice promotional discounts (but excluding all free goods provided to customers), rebates, chargebacks, any and all federal, state or local government rebates or discounts whether in existence now or enacted at any time hereafter, volume reimbursements, and the gross amount billed for all rejected Product or Product recalled, seized or destroyed (voluntarily or at the request of any government agency, subdivision or department) during the applicable period; (iii) to the extent not included in Impax's Manufacturing Costs, any tax, excise or other government charge upon or measured by the production, sale, transportation, delivery or use of the Product during the applicable period; and (iv) to the extent not included in Impax's Manufacturing Costs, any surcharge, levy, tax, or assessment mandated by any federal, state or local government or administrative agency during the applicable period to fund a compensation program or reserve for persons injured by the Product, in each case determined in accordance with U.S. generally accepted accounting principles. For purposes of clarification, the items identified in clauses (i) and (ii) above, shall only be deducted from the gross invoiced sales price if, and only to the extent, they are paid to customers with respect to sales of the Product, and not for services or other unrelated activities that would not be included in a gross to net sales calculation under U.S. generally accepted accounting principles.

         "Net Profit" means Net Sales of the Product in the Territory during the applicable measurement period less: (i) Impax's Manufacturing Cost applicable to such period; and (ii) Leiner's Packaging Cost applicable to such period. Notwithstanding the foregoing, if in any period the amounts set forth in (i) through (ii) above reduce Net Profit to zero or below, then these amounts shall be deducted until Net Profit is zero and the balance of the costs shall be deducted against Net Profits in future periods until such amounts have been fully deducted; provided that such carryover costs for the Product may not be deducted once the Agreement is terminated.

         "Paragraph IV Litigation" means any litigation commenced in respect of the Product in accordance with and within the time specified by Section

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* Filed under an application for confidential treatment.


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505(j)(5)(B)(iii) of the Act following the manufacturer's submission to the FDA of a certification in accordance with Section 505(j)(2)(A)(vii)(IV) of the Act solely with regard to claims of infringement, invalidity and unenforceability of any patent(s) in respect of the Product.

         "Person" means an individual, corporation, partnership, limited liability company or other entity.

         "Plant" means the facility and warehouse used by Impax to manufacture, package and/or store the Product.

         "Specifications" means the terms and conditions applicable to the Product and described in the ANDA for the Product, as the same may be supplemented or amended from time to time.

         "Territory" means all of the states comprising the United States of America, plus the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands, Guam, Samoa and any other jurisdiction which is a United States government protectorate wherein an ANDA approved by the FDA is required to sell the Product in such jurisdiction. The term "Territory" specifically includes any companies located within the above-stated areas that maintain or otherwise supply entities outside of the Territory, and such international sales are intended to be included within the Territory, provided such Product meets with all legal and regulatory requirements of such country.

         2. LICENSE RIGHT AND FEES. (a) Impax grants to Leiner and its Affiliates in accordance with the terms and conditions of this Agreement, the exclusive license (even as to Impax and its Affiliates) to market, sell and distribute ("Market") the Product for all indications except for pediatric use, in the Territory for the Term (as herein defined) and Leiner accepts the grant of such exclusive Marketing license from Impax. Notwithstanding the exclusive Marketing license set forth herein, Impax shall be permitted to manufacture and sell the Product in the Territory to Novartis Consumer Health, Inc. ("Novartis") pursuant to the terms of a License Agreement and Supply Agreement entered into between Impax and Novartis, and nothing in this Agreement shall be deemed to limit, in any way, the ability of Impax to fulfill its obligations under the agreements with Novartis. Leiner is specifically prohibited from Marketing the Product for pediatric use and shall use its commercially reasonable efforts (which includes, without limitation, ceasing to sell the Product to customers if it knows or has reason to believe such customer is Marketing or selling the Product for pediatric use) to prevent its customers from Marketing the Product for pediatric use. If in any year during the Initial Term Leiner shall fail to order for delivery during such year at least [XXX]* ([XXX]*) tablets of the Product, the license granted herein shall revert to a non-exclusive license. If Leiner shall fail to order for delivery at least [XXX]* ([XXX]*) tablets of the Product during any Renewal Term, Leiner shall have no further rights to renew this Agreement.

                  (b) Neither Leiner nor its Affiliates shall, directly or indirectly during the Term, Market any Competing Product in the Territory.

                  (c) In consideration of the Marketing exclusivity granted to Leiner as provided hereby, upon the latter of June 1, 2004 or execution of this Agreement, Leiner shall pay to Impax the sum of $[XXX]* in immediately available funds, which Impax shall refund Leiner in full if Impax shall have failed to supply Leiner with at least [XXX]* tablets by [XXX]*.


         3. MANUFACTURE AND DISTRIBUTION.

                  3.1      MANUFACTURE AND SUPPLY BY IMPAX.

                  (a) Subject to the provisions of Section 4.1, Impax shall use its Commercially Reasonable Efforts to timely manufacture and supply to Leiner one hundred percent (100%) of Leiner's purchase order requests for the Product in bulk form or blister packs, upon the terms and conditions set forth herein and pursuant to the forecasts referred to in Section 4.1.

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* Filed under an application for confidential treatment.


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                  (b) As long as this Agreement is in effect and subject to the provisions of Section 2(a), Section 3.2 and Section 3.3, Impax shall exclusively supply Leiner with its entire production of Product for the term of this Agreement.

                   3.2 PURCHASE AND MARKETING BY LEINER.

                  (a) Leiner shall use its Commercially Reasonable Efforts to Market and sell the Product over-the-counter, for adult use only, in the Territory, such efforts to be no less than the efforts used by Leiner in relation to its other products.

                  (b) Leiner will obtain all of its requirements of the Product in the Territory from Impax, for a period of twelve (12) months, commencing upon the date of First Commercial Sale.

                  (c) Leiner will obtain not less than eighty percent (80%) of its annual requirements of the Product in the Territory from Impax, pursuant to this Agreement, for the remainder of the term of this Agreement, after expiration of the first twelve-(12) month period provided in sub-paragraph (b) above, except as otherwise set forth herein.

                  (d) Leiner shall neither promote in any manner pediatric use of the Product nor Market the Product intended for pediatric use. This shall not affect the approved ANDA label copy.

                  (e) If at any time after the First Commercial Sale, Impax has credible evidence that Leiner is not using Commercially Reasonable Efforts to Market the Product in accordance with this Agreement, Impax shall notify Leiner and if Leiner does not begin to use Commercially Reasonable Efforts to continue to Market the Product within twenty (20) days after such notice, then Impax, at its option, and as its sole and exclusive remedy, may, upon written notice to Leiner, convert the manufacture and supply of the Product, as provided in
Section 3.1, to a non-exclusive arrangement, and, in any case, Impax may allocate its supply of Product among its customers in any manner it deems desirable.

                  3.3 CONTINUITY OF SUPPLY.

                  (a) Notwithstanding Section 3.2 above, Impax acknowledges Leiner's need for continuity of supply and homogenous appearance and content of the Product. Therefore, in the event that (i) Impax notifies Leiner of its inability to ship Products or (ii) subject to the provisions of Section 4.1, over a rolling two (2) month period, Impax is unable to supply ninety percent (90%) of Product ordered by Leiner hereunder prior to sixty (60) days after Leiner's requested delivery date, Leiner may purchase replacement product from a third party source to make up for any deficiency in supply of the Product by Impax. Leiner will use Commercially Reasonable Efforts to limit contractual obligations to purchase such replacement product, but in the event it is unable to do so, Leiner may continue to purchase replacement product for the term of such contract and that volume shall be deducted from Leiner's aforestated purchase obligations with Impax. The foregoing provisions shall be Leiner's exclusive remedy for the failure of Impax to timely supply Product to Leiner. If Leiner exercises its rights under this Section 3.3, and so long as Leiner is purchasing replacement product from a third party pursuant to this Section, Impax shall be relieved of its exclusivity obligations hereunder. If Impax shall fail to deliver to Leiner at least [XXX]* ([XXX]*) tablets of the Product during any year of the Initial Term, Leiner, upon notification to Impax, may terminate this Agreement in which event this Agreement shall be deemed terminated and of no further force and effect and neither Party shall have any further liability to the other hereunder, other than those liabilities specifically referred to in this Agreement.

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* Filed under an application for confidential treatment.

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         4. PURCHASING; DELIVERY.

                  4.1 FORECASTS. Attached as Exhibit 4.1 is Leiner's preliminary non-binding forecast for each year of the Initial Term (defined in Section 11). Leiner shall also provide to Impax a non-binding twelve (12)-month rolling forecast, updated on a quarterly basis, of Leiner's estimated requirements of the Product, the first such forecast to be provided at least three (3) months before the First Commercial Sale, which shall be no later than [XXX]*. Subject to Sections 3.2 and 4.2, Leiner shall be bound to only purchase the Product pursuant to purchase orders submitted by it to Impax, provided that the quantity of Product specified in the first three (3) months of such forecast shall constitute a binding purchase order. If Leiner fails to give Impax rolling forecasts as specified above after ten (10) days prior written notice by Impax of such failure, the prior three (3) months rolling forecast shall apply and be binding. All purchase orders for a Product shall specify the delivery date therefor, which delivery date shall be no sooner than ninety (90) days following the receipt of such order by Impax.

                  4.2 PURCHASE ORDERS Leiner shall place orders for the Product with Impax using Leiner's standard form of purchase order. This Agreement shall constitute a non-cancelable purchase of [XXX]* tablets to be delivered at any time, but by no later than [XXX]*. Each purchase order submitted to Impax by Leiner shall specify the requested delivery date, which shall not be less than ninety (90) days after the date such order is received by Impax. Each purchase order placed shall constitute a firm obligation to purchase the ordered quantities of the Product. Impax shall give Leiner written notice of its inability, if applicable, to ship quantities so ordered within fifteen (15) days after receipt of such purchase order. In the event such notice is not received by Leiner, such purchase order shall be deemed accepted. If Impax notifies Leiner that it is unable to fill such purchase order, it shall indicate the portion of such purchase order Impax cannot supply by the requested delivery date and specify alternative delivery dates. The terms and conditions of this Agreement shall be controlling over any conflicting terms and conditions stated in Leiner's purchase order or Impax's invoice or confirmation. Any other document which shall conflict with or be in addition to the terms and conditions of this Agreement is hereby expressly rejected (unless the parties shall have mutually agreed to the contrary in writing in respect of a particular instance).

                  4.3  DELIVERY, EXPIRY DATING.

                  (a) Impax shall deliver Product in either bulk tablets or blister strips, as requested by Leiner in the applicable purchase order and as addressed in the container closure as approved by the FDA.

                  (b) All Products shall be delivered in bulk containers, F.O.B. the Leiner Facility, and risk of loss and title to the Product shall pass to Leiner upon delivery of the Product to the Leiner Facility. Impax shall arrange for shipping and/or transportation of the Product to the Leiner Facility and pay all shipping and related costs, including insurance, and any customs duties and other taxes related to delivery of the Product to Leiner. Until so delivered to the Leiner Facility, Impax shall ensure that the Product is transported, handled, stored and delivered in accordance with the Specifications, applicable cGMP, all applicable FDA requirements and all federal, state and local laws of the U.S., Guam, Puerto Rico and the U.S. Virgin Islands.

                  (c) Impax shall include in each shipment of the Product hereunder a certificate of analysis that shall certify that the Product contained in such shipment complies with the Specifications. Upon delivery of the Product, the Product shall have a minimum of twenty (20) months prior to expiry.

         5. PACKAGING.

                  5.1 PACKAGING BY IMPAX. Impax shall package the Product in bulk containers or in blister strips then placed in bulk containers, as requested by Leiner in its purchase order requests for the Product, upon the terms and conditions set forth herein and pursuant to the forecasts referred to in Section 4.1. Impax shall provide Leiner with label copy and insert and/or outsert copy and artwork as approved by the FDA.


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                  5.2 PACKAGING BY LEINER. Leiner shall further package the
Product into appropriate configurations and stock keeping units (SKUs) for sale to its customers. Leiner shall ensure that the Product is packaged with labels, product inserts or outserts and other labeling conforming to applicable cGMP, the Product ANDA including, without limitation, approved labeling and other FDA requirements and all other applicable rules and regulations. Concurrently with the execution of this Agreement, the Parties will execute the Labeling Agreement attached hereto as Exhibit 5.2. Leiner shall not be financially or otherwise responsible for the labels and artwork that are contained on the labels of the bulk Product supplied by Impax to Leiner pursuant hereto.

         6. PAYMENT TERMS.

                  6.1 IMPAX'S MANUFACTURING COST. The price to be paid by Leiner for Product hereunder (the "Price") shall be equal to Impax Manufacturing Cost and shall initially be as set forth in Exhibit 6.1 attached hereto and incorporated herein. Each April and October of each year during the Term, the parties shall review Impax's Manufacturing Costs and if there shall have been a change during the preceding six (6) month period, the parties shall revise Impax's Manufacturing Cost used in determining Net Profit accordingly. Any such change shall be implemented in June following the review in April and in January following the review in October.

                  6.2 LEINER'S PACKAGING COST. Leiner's Packaging Cost for the Product shall initially be as set forth in Exhibit 6.2 as attached hereto and incorporated herein. Simultaneously with the review regarding Impax's Manufacturing Costs as set forth above, the parties shall review Leiner's Packaging Costs and if there shall have been a change during the preceding six
(6) month period, the parties shall revise Leiner's Packaging Costs used in determining Net Profit accordingly. Any such change shall be implemented in June following the review in April and in January following the review in October.

                  6.3 INVOICING AND PAYMENT. Impax shall invoice Leiner for the Price of the Product promptly after delivery of such Product. The Price shall be due and payable by Leiner to Impax within thirty (30) days after delivery of the Product to the Leiner Facility. In addition to its other rights and remedies, Impax shall have the right to assess interest on amounts past due by more than twenty (20) days at the rate of one and one half percent (1 1/2%) per month, or the highest rate permissible by law, if lower.

                  6.4 ALLOCATION OF NET PROFITS. Leiner shall pay Impax, within thirty (30) days of the end of each calendar quarter, an amount equivalent to [XXX]* percent ([XXX]*%) of the Net Profits attributable to the sales of the Product during the previous quarter. Such payment shall be accompanied by a written statement setting forth in reasonable detail the basis for and calculation of Net Profits, for each month prior to the immediately preceding quarter including, without limitation, Net Sales and Leiner's Packaging Costs. In addition, Leiner shall provide such statement by the tenth (10th) business day of the following month.

         7. QUALITY ASSURANCE.

                  7.1 FACILITY MAINTENANCE; INSPECTION; REPORTS.

                  (a) Impax shall permit Leiner to conduct reasonable periodic visits to the Plant upon reasonable notice during normal business hours (no more than once annually during the Term), subject to confidentiality obligations set forth in Section 13, to discuss manufacturing and supply issues and for general inspection purposes.

                  (b) Leiner shall provide Impax access to the portions of the Leiner Facility where Product is packaged or stored upon reasonable notice, during normal business hours (no more than once annually during the Term) and subject to confidentiality obligations set forth in Section 13.

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* Filed under an application for confidential treatment.


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                  (c) Each party shall promptly provide the other with an
unredacted copy (except identifying information regarding entities for whom such party is obligated to protect as confidential) of any FDA Form 483 Establishment Inspection Report, NDA Field Alert Report, Warning Letter, or Notice of Violation Letter relating to the Product and any responses or other correspondence relating thereto.

                  (d) Each party shall notify the other Party of any Out of Specification ("OOS") testing results within one (1) business day.

                  7.2 FILING REQUIREMENTS AND MAINTENANCE.

                  (a) Impax shall promptly comply with all FDA filing and reporting requirements with respect to the Product, including, without limitation, all filing and reporting necessary to maintain the ANDA. Impax shall be responsible for all stability studies as may be necessary or advisable regarding storage of the Product in bulk containers or blisters.

                  (b) Leiner shall be responsible for compliance with all FDA and other regulatory requirements concerning its labeling, packaging and marketing activities including, without limitation, all stability studies relating to Product packaged by it, except as stated on the bulk packaging of the Product or as otherwise approved in writing by Impax.

         8.       WARRANTIES, INDEMNIFICATION AND INSURANCE.

                  8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (a) Impax makes the following representations, warranties and covenants:

                           (i) Impax has obtained final FDA approval to market the Product and is otherwise entitled and enabled to manufacture, distribute, and market the Product;

                           (ii) The Product (1) shall be manufactured, labeled, packaged, stored and transported (prior to Leiner's receipt of Product) in conformance with all applicable requirements of the FDA (including cGMP) and with all applicable laws, (2) shall be manufactured, labeled and packaged in conformance with the Specifications, (3) shall not be adulterated or misbranded within the meaning of the Act, and (4) shall not be a product which would violate any section of the Act if introduced into interstate commerce;

                           (iii)    Impax shall provide Leiner with all
                                    appropriate documentation regarding shipping and storage of Products; and

                           (iv) Impax shall retain all lot numbers and records as required by the FDA.

                  (b) LEINER makes the following representations, warranties and covenants:

                           (i) Product (1) shall be further packaged and labeled, stored and marketed in conformance with all applicable requirements of the FDA (including cGMP) and with all applicable laws, rules and regulations, (2) shall be stored, further packaged and labeled in conformance with the Specifications, (3) shall not, by Leiner's or its Affiliates' actions, be adulterated or misbranded within the meaning of the Act, and (4) shall not, by Leiner's or its Affiliates' actions, be a product which would violate any section of the Act if introduced into interstate commerce; and



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                           (ii)     LEINER shall retain all lot numbers and
                                    records as required by the FDA.

                  (c) Each party represents, warrants and covenants to the other that:

                           (i) such party is not debarred under the Generic Drug Enforcement Act of 1992 and that it does not and will not use in any capacity the services of any Person debarred under the Generic Drug Enforcement Act of 1992; neither such party, nor, to the best of its knowledge, any of its employees, agents or contractors, has engaged in any activity which could lead to it becoming debarred under the Generic Drug Enforcement Act of 1992; and

                           (ii) such party is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of such party.

                  (d) Each party agrees to notify the other within 24 hours of its receipt of a Form 483 report, or warning letter (or similar form or notice from a government oversight authority) with respect to the matters contemplated by this Agreement.

                  (e) Each party agrees to notify the other within 24 hours of its receipt of a notice of an FDA inspection regarding the Product, or if no advance notice is given, immediately at the beginning of such inspection.

                  (f) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE AGREEMENT, IMPAX MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PRODUCTS, OR THE MERCHANTABILITY OR FITNESS THEREOF FOR ANY PURPOSES.

                  8.2 INDEMNIFICATION.

                  (a) Impax agrees to indemnify, defend and hold harmless, and to pay and reimburse Leiner, its Affiliates, and its and their respective employees, agents and representatives, from and against any and all third party claims and losses, damages and liabilities, including reasonable attorneys' fees (collectively, "Losses"), relating thereto, incurred by any of them solely to the extent relating to the subject matter of this Agreement and arising out of, relating to or occurring as a result of Impax's willful misconduct, negligence or the material breach of any representation, warranty or covenant made by Impax in this Agreement, or in any manner related to the Product (other than the Marketing of the Product by Leiner and Leiner's packaging obligations), unless and to the extent such is due to Leiner's willful misconduct or negligent acts or omissions with respect to the Product and relating to this Agreement.

                  (b) Leiner agrees to indemnify, defend and hold harmless, and to pay and reimburse, Impax, its Affiliates, and its and their respective employees, agents and representatives, from and against any and all third party claims and Losses, relating thereto, incurred by any of them solely to the extent relating to the subject matter of this Agreement and arising out of, relating to or occurring as a result of Leiner's willful misconduct, negligence or the material breach of any representation, warranty or covenant made by Leiner in this Agreement, or in any way related to the Marketing and/or packaging of the Product by Leiner, including, without limitation, the pediatric use marketing prohibition set forth in Section 2(a), unless and to the extent such is due to Impax's willful misconduct or negligent acts or omissions with respect to the Product and relating to this Agreement.

                  (c) If Leiner, Impax or any other indemnitee (in each case an "Indemnified Party") receives any written claim which it believes is the subject of indemnity hereunder, the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the other party (the "Indemnifying Party"), including all particulars of such claim to the extent known to the Indemnified Party; provided that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party except to the extent the Indemnifying Party is materially prejudiced in defending any claim by such failure. The Indemnifying Party shall assume the defense of such claim with counsel of its choice reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. The Indemnified Party may participate in the action through counsel of its choice, but the cost of such counsel shall be at the expense of the Indemnified Party (unless the Indemnified Party is required to retain counsel due to a non-waivable legal conflict). If the Indemnifying Party does not so assume the defense of such claim, or, having assumed such defense fails to vigorously prosecute such defense, the Indemnified Party may assume such defense, with counsel of its choice, to be paid or reimbursed by the Indemnifying Party.

                  (d) The Indemnified Party shall render all reasonable assistance to the Indemnifying Party, and all reasonable out-of-pocket costs of such assistance shall be promptly paid or reimbursed by the Indemnifying Party.

                  (e) No such claim shall be settled and no admission may be made other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which will not be assumed and performed in full by the Indemnifying Party.

                  (f) EXCEPT IN THE EVENT OF AND TO THE EXTENT OF LOSSES AWARDED TO A THIRD PARTY IN CONNECTION WITH THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS SECTION 8.2, THE INDEMNIFYING PARTY SHALL NOT BE LIABLE TO THE INDEMNIFIED PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL DAMAGES OR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF THE MANUFACTURE, STORAGE, SHIPPING, TRANSPORTATION, DELIVERY, LABELING, SALE, MARKETING, DISTRIBUTION OR USE OF THE PRODUCT.

                  8.3 INSURANCE. Each of Leiner and Impax shall maintain, during the Term (and any renewal thereof) and for three (3) years thereafter, general liability insurance, including coverage for product liability and contractual liability, in an amount not less than $10,000,000 per occurrence with a carrier authorized to issue such insurance coverage in the United States, with the other party named as an additional insured. Each party will furnish to the other, upon request, a certificate of insurance evidencing compliance with the requirements of this Section. Each party shall notify the other of any cancellation or material change in such insurance not less than thirty (30) days prior to the date of such cancellation or change. Nothing contained in this section shall limit, or be deemed to limit, the liability or responsibility of Impax or Leiner or any Person acting on behalf of Impax or Leiner for payment of damages resulting from its acts, omissions, or other conduct or operations under this Agreement.

                  8.4 PARAGRAPH IV LITIGATION. Solely with respect to matters related to this Agreement, Impax will (a) undertake the defense of legal matters relating to the Paragraph IV Litigation with regard to the Product and (b) be fully responsible for the legal fees and expenses resulting directly from the Paragraph IV Litigation and have ultimate decision making authority with regard to the Paragraph IV Litigation, except to the extent such expenses, fees, damages and other costs relate to, or arise out of, the willful misconduct or negligence of Leiner, or a breach by Leiner of any representation, warranty or covenant hereunder. Impax shall indemnify Leiner, its Affiliates, officers, directors and employees for any and all expenses, fees, damages and other costs incurred related to such Paragraph IV Litigation.

         9.       NON-COMPLIANT PRODUCTS.

                  9.1 ACCEPTANCE AND REJECTION. Leiner shall give written notice to Impax of any non-compliance of the Product with the terms of this Agreement, promptly upon the earlier of (i) its becoming aware of such non-compliance or
(ii) the date it should have become aware of such non-compliance. Failure to provide such notice within thirty (30) days after knowledge of such non-compliance shall constitute acceptance thereof. Any notice by Leiner that any Product does not comply with the terms and conditions hereof shall be accompanied by a true and correct copy of the results of any tests conducted by Leiner thereon. Leiner and Impax shall cooperate in good faith to resolve any disputes arising therefrom and in the event that the parties shall be unable to resolve such dispute within thirty (30) calendar days from the date of Impax's receipt of Leiner's notice of such non-compliance, the parties shall submit such dispute to a mutually agreed-upon independent laboratory. The determination by such laboratory shall be final and binding and the costs therefor shall be borne by the non-prevailing party. Leiner shall not dispose of any Product claimed to be non-compliant until final resolution of any dispute with respect thereto or Impax's written consent. In the event Leiner requests Impax's consent to destroy a reasonable percentage of disputed Product and Impax declines, Impax will pay one hundred percent (100%) of the storage costs allocated to such Product if Leiner is the prevailing party in the dispute. If Leiner is not the prevailing party, Leiner shall pay one hundred percent (100%) of the storage costs. Impax shall promptly replace any non-compliant Product, with compliant Product, at Impax's sole cost and expense.

                  9.2 PRODUCT COMPLAINTS AND ADVERSE DRUG EXPERIENCES. Leiner shall be responsible for handling all Product complaints promptly and for notifying Impax of all such complaints promptly. Leiner shall notify Impax of any report of an adverse drug experience concerning the Product within two (2) business days of receipt of such report and provide Impax with such information as required by applicable law and/or as reasonably requested by Impax.

                  9.3 PRODUCT RECALL.

                  (a) Subject to Section 9.3(b), in the event of any recall or seizure of the Product (the Recalled Product"), (as to which Impax shall have the right to make all final decisions regarding any such recall or seizure, with the approval of Leiner, which approval shall not be unreasonably withheld or delayed), other than that arising out of, relating to, or occurring as a result of, any act or omission by Leiner, Impax shall be solely responsible for such Recalled Product and

                  (i) for all Recalled Product shipped to Leiner but not yet processed, Impax shall, at Impax's option, replace the Recalled Product or refund the applicable Impax Manufacturing Cost paid by Leiner;

                  (ii) for all Recalled Product that is Leiner's work-in-process, Impax shall pay Leiner's Packaging Cost plus reimburse Leiner for the applicable Impax Manufacturing Cost paid by Leiner; and

                  (iii) for all Recalled Product that has been shipped to Leiner's customer(s), Impax shall reimburse Leiner for all returns, minus Leiner's share of associated Net Profits,

plus reimburse Leiner for all verifiable transportation costs, if any, taxes incurred, other than taxes on income, insurance, handling and reasonable and verifiable out-of-pocket costs incurred by Leiner in respect of the return of such Recalled Product.

                  (b) Subject to Section 9.3 (a), in the event of any recall or seizure of any Product arising out of, relating to or occurring as a result of any act or omission by Leiner, Leiner shall be solely responsible for Impax's Manufacturing Costs, transportation expenses and taxes incurred (other than taxes on income), insurance, handling and reasonable and verifiable out-of-pocket costs incurred by Impax in respect of the return of such recalled or seized Product.

                  (c) For purposes of this section, "recall" shall mean (i) any action by Impax, Leiner or any of their respective Affiliates to recover title to or possession of any Product sold or shipped and/or (ii) any decision by Leiner not to sell or ship Product to third parties which would have been subject to recall if it had been sold or shipped, in each case taken in the good faith belief that such action was appropriate under the circumstances. For purposes of this section, "seizure" shall mean any action by any governmental agency or authority to detain or destroy Product.

                  (d) Impax and Leiner shall keep the other informed of any notification or other information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of the Product, or which might result in liability or otherwise necessitate action on the part of either party, or which might result in recall or seizure of the Product, including, but not limited to, an OSS or any NDA Field Alert. Impax will be responsible for assuring that such recall is completed with the FDA, unless the recall is due to Leiner's action or omissions in which event Leiner will be so responsible.

         10.      AUDIT.

                  10.1 LEINER'S RIGHT TO AUDIT. Impax shall maintain true and complete books of account containing an accurate record of all data necessary for proper assessment of Impax's Manufacturing Cost for the Product. Impax shall provide Leiner with the right, through an independent certified public accountant (except any to whom Impax has a reasonable objection), to examine such books of account related to such cost at any time, (on one occasion with respect to any calendar year) on reasonable prior written notice, within two (2) years after the end of the calendar year in which the Products that are the subject of such payment were delivered for sale in the Territory for the purpose of verifying the accuracy of such cost. Impax may require such accountant to execute a reasonable confidentiality agreement as a condition to providing access to its books and records. In the event that such certified public accountant shall have questions which are not in their judgment answered by such books and records, the accountant shall have the right to confer with representatives of Impax, including its Chief Financial Officer. The parties agree that information furnished to Leiner as a result of any such examination shall be limited to a written statement by such certified public accountant to the effect that they have reviewed the books of account maintained by or on behalf of Impax and either (a) Impax's calculations are correct or (b) setting forth any required adjustments thereto. Subject to Section 15.1, Impax and Leiner agree to be bound by the final result of such audit. If any such audit shows any overpayment by Leiner, a correcting refund shall be made within forty-five (45) days after receipt of the written statement described above and, if such overpayment shall exceed five (5%) percent of any amount payable hereunder or $10,000, whichever is greater, Impax shall bear all reasonable costs of the audit.

                  10.2 IMPAX'S RIGHT TO AUDIT. Leiner shall maintain true and complete books of account containing an accurate record of all data necessary for proper assessment of the Net Profit payments. Impax shall have the right, through an independent certified public accountant (except any to whom Leiner has a reasonable objection), to examine Leiner's books of account related to such payment at any time, (on one occasion with respect to any calendar year) on reasonable prior written notice, within two (2) years after the end of the calendar year in which the Products that are the subject of such payment were delivered for sale in the Territory for the purpose of verifying the accuracy of such payment. Leiner may require such accountant to execute a reasonable confidentiality agreement as a condition to providing access to its books and records. In the event that such certified public accountant shall have questions which are not in their judgment answered by such books and records, the accountant shall have the right to confer with representatives of Leiner, including its Chief Financial Officer. The parties agree that information furnished to Impax as a result of any such examination shall be limited to a written statement by such certified public accountant to the effect that they have reviewed the books of account of Leiner and either (a) Leiner's calculations are correct or (b) setting forth any required adjustments thereto, subject to Section 15.1. Impax and Leiner agree to be bound by the final result of such audit. If any such audit shows any underpayment by Leiner, a correcting payment shall be made within forty-five (45) days after receipt of the written statement described above and, if such underpayment shall exceed five (5%) percent of any amount payable hereunder or $10,000, whichever is greater, Leiner shall bear all reasonable costs of the audit.

         11. TERM. This Agreement is effective on the date hereof and shall continue for a period of thirty-six (36) months from the date of First Commercial Sale (the "Initial Term"); provided, however, that this Agreement shall terminate automatically if there shall be no First Commercial Sale by [XXX]*.



--------------------
* Filed under an application for confidential treatment.

Thereafter, this Agreement shall be automatically renewed for four (4) successive twelve (12)-month periods (each, a "Renewal Term"), unless a party shall otherwise notify the other in writing at least six (6) months prior to the expiration date of the Initial Term or any Renewal Term. The Initial Term and Renewal Terms are collectively referred to herein as the "Term".

         12.      TERMINATION.

                  12.1 TERMINATION. In addition to the termination provision set forth in Section 11, this Agreement may be terminated during the Initial Term or any Renewal Term upon the occurrence of the following events:

                  (a) Infringement. Either party may terminate this Agreement upon twenty (20) days written notice to the other if, based upon the opinion of qualified counsel, such party believes that the Product or API infringes the intellectual property rights of a third party.

                  (b) Breach. If either party commits a breach or default in any material respect in the performance or observance of any of its obligations under this Agreement and such breach or default is not cured within thirty (30) days after receipt by such party of the written notice from the non-breaching party specifying the breach or default, then the non-breaching or non-defaulting party may terminate this Agreement with immediate effect by giving written notice to the breaching or defaulting party.

                  (c) Bankruptcy. This Agreement shall automatically terminate upon the initiation of any proceeding in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of the assets of a party hereto or similar proceeding under the law for release of creditors by or against a party hereto, or if a party hereto shall make an assignment for the benefit of its creditors.

                  (d) Force Majeure Event. If, as a result of a Force Majeure Event, a party does not perform its obligations hereunder for any consecutive period of sixty (60) days, the other party shall have the right to terminate this Agreement in its entirety upon providing written notice to the non-performing party, such termination to be effective within ten (10) days of such notice.

                  (e) Ineligible Person. (i) In the event that Leiner or Impax or an Affiliate of either of them shall become an Ineligible Person with respect to the Product, such party shall promptly notify the other in writing and shall keep the other apprised of its reasonable best efforts to have the status as an Ineligible Person removed, and the other party may terminate this Agreement upon thirty (30) days prior written notice unless the status as an Ineligible Person is removed within such period. (ii) Leiner or Impax may terminate this Agreement, without penalty, upon thirty (30) days' prior written notice to the other party if (otherwise than by reason of a breach of its obligations hereunder) it is legally prohibited from performing its obligations hereunder or it or one of its Affiliates shall become an Ineligible Person in respect of the Product (and it has made its reasonable best efforts to remove the prohibition or its status as an Ineligible Person) and such prohibition or status as an Ineligible Person has continued uninterrupted for a period of 120 days.

                  (f) Form 483. The non-receiving party may terminate this Agreement upon ninety (90) days notice if the other party has received a Form 483 report regarding Product or the manufacturing facilities therefor and it has not complied with such Form 483 within a reasonable time thereafter and is not diligently pursuing corrective action in response thereto or is not actively contesting the deficiencies noted in the Form 483.

                  12.2     POST-TERMINATION.

                  (a) Upon the expiration or termination of this Agreement for any of the above reasons, and subject to the ongoing confidentiality obligations under Section 13 of this Agreement, the parties shall be permitted to continue in their respective businesses as if the Agreement has not been entered into at all, except that Leiner shall be allowed to sell its current inventory of the Product (including product shipped but not yet received), contingent upon payment of any Net Profits payments due to Impax upon such post-termination sales.

                  (b) Expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to the effective date thereof or resulting therefrom. All payment obligations due pursuant to this Agreement shall survive termination of this Agreement.

         13.      CONFIDENTIALITY.

                  13.1 TREATMENT OF CONFIDENTIAL INFORMATION. Except as required by applicable laws and regulations or as otherwise provided in this Section 13, during the Term and any Renewal Term, and for a period of five (5) years after the termination or expiration of this Agreement, each party shall hold in strict confidence, and may not use for purposes other than this Agreement, exploit or disclose to a third party (except as specifically set forth herein or with the express prior written consent of the other party) any and all Confidential Information of the other party.

                  13.2     LIMITS ON DISCLOSURE.

                  (a) Without limiting the generality of the foregoing, each party may disclose Confidential Information, to those employees who need to receive the Confidential Information in order to further the activities contemplated in this Agreement. Each party shall take sufficient precautions to safeguard the Confidential Information. Each party understands and agrees that the disclosure of Confidential Information may result in serious and irreparable damage to the other party, that the remedy at law or any breach of this covenant may be inadequate, and that the party seeking redress hereunder shall be entitled to injunctive relief, without prejudice to any other rights and remedies to which such party may be entitled.

                  (b) It is acknowledged that Confidential Information may be obtained by a party from the other party not only in writing or other tangible form (including electronic), but also through discussions between each party's respective representatives, demonstrations, observations and memorization and other intangible methods.

                  (c) The above notwithstanding, each party shall have the right with the exercise of discretion, and insofar as practical under written confidentiality agreements having provisions no less stringent than those contained herein, to make disclosures of such portions of Confidential Information to third party consultants, attorneys, contractors, advisors, Affiliates and governmental agencies where, in the recipient's reasonable judgment, such disclosure is beneficial to development, approval or marketing of the Product pursuant to this Agreement.

                  (d) Except as otherwise set forth in this Agreement, upon the expiration or termination of this Agreement and at the written request of the disclosing party, the receiving party shall return all Confidential Information of the disclosing party (including all copies, excerpts and summaries thereof contained on any media) or destroy such Confidential Information at the option of the disclosing party, with one copy retained by legal counsel.

                  (e) Each party and the respective employees, representatives and other agents of such party may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

       14.    FORCE MAJEURE.

                  14.1 EFFECTS OF FORCE MAJEURE. No party hereto shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement (other than the payment of money) if such failure or delay is caused by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, war, terrorists, riot, sabotage, embargo, strikes or other labor disputes, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of the affected party, or by intervention of governmental agency (a "Force Majeure Event"). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, such party shall promptly resume performance hereunder.

                   14.2 NOTICE OF FORCE MAJEURE. Each party agrees to give the other party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof and the extent to which the affected party will be unable to perform its obligations hereunder. Each party further agrees to use reasonable commercial efforts to correct (if it is amenable to correction) the Force Majeure Event as quickly as possible and to give the other parties, including Leiner, prompt written notice when it is again fully able to perform such obligations.

                  14.3 ALLOCATION OF CAPACITY. Notwithstanding anything to the contrary contained in this Agreement, Leiner acknowledges that the Agreements which Impax has entered into with Novartis requires Impax to accommodate any Novartis request for Product and that throughout the term of such Agreements, Novartis shall be a preferred customer and has priority over all other parties, including Leiner and its Affiliates, with regard to the supply of the Product.


                  14.4 RIGHT OF FIRST OFFER. Upon the termination or expiration of the agreements with Novartis, and subject to any and all rights of Novartis under such agreements (including any and all rights continuing after the expiration or termination of such agreements), Leiner shall have the right of first offer for complete exclusivity regarding loratadine ten milligram (10 mg) orally disintegrating tablets to be sold without prescription, for all uses including adult and pediatric use. The parties shall negotiate the terms of such agreement in good faith for a period of thirty (30) days after such termination or expiration and if a definitive agreement is not entered into within such time period, Leiner's rights set forth in this Section 14.4 shall terminate and be of no further force and effect.

         15.      MISCELLANEOUS.

                  15.1 DISPUTE RESOLUTION. The parties recognize that a bona fide dispute as to matters may, from time to time, arise during the term of this Agreement which relates to a party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either party may, by notice to the other party, have such dispute referred to their respective officers, designated below, or their successors, for attempted resolution by good faith negotiation within thirty (30) days after such notice is received. Such designated officers are initially as follows:

         For Leiner:                Robert M. Fisher, Senior Vice President

         For Impax:                 David S. Doll, Senior Vice President


If no agreement is reached within 30 days of the referral to such officers, then such controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, such arbitration to be held on an expedited basis either in San Francisco, California, if such dispute is initiated by Leiner or in Los Angeles County, California, if such arbitration is initiated by Impax. Judgment upon the award rendered by the arbitrator(s) shall be final, binding and conclusive as between the parties and may be entered in any court having jurisdiction thereof. The arbitrators shall have the discretion, to be exercised in accordance with applicable law, to allocate among the parties the arbitrators' fees and litigation costs, and the arbitrators shall also have authority to shift the prevailing party's attorney's fees to the non-prevailing party. The obligation to arbitrate under this Section 15.1 shall not apply to any proceedings that seek equitable or injunctive relief under this Agreement.

              15.2 GOVERNING LAW. This contract shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law. In connection with any action at law or in equity including any action which seeks injunctive relief, commenced hereunder, each of the undersigned consents to the jurisdiction of the state and federal courts located in Delaware and agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof. The parties hereby irrevocably waive all rights to a jury trial under any dispute under this Agreement.

              15.3 INDEPENDENT CONTRACTORS. The relationship between the parties Impax on the one hand and Leiner on the other hand, is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers nor of principal and agent between Impax and Leiner. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

              15.4 ASSIGNMENT. This Agreement may be assigned by either party in connection with any sale, merger or other business combination involving all or substantially all of the parties' assets or stock. Except as set forth in the preceding sentence, neither this Agreement nor any other rights nor obligations hereunder shall be assigned, delegated or subcontracted by either party by operation of law or otherwise without the prior written consent of the other party.

              15.5 PAYMENT CURRENCY. All amounts invoiced and all payments made hereunder shall be in U.S. dollars. Any cost or expense that forms the basis of a payment hereunder which was incurred in a currency other than U.S. dollars shall be converted into its U.S. dollar equivalent in accordance with the usual procedures therefor used by the Person incurring such cost or expense.

              15.6 NO IMPLIED WAIVER. No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

              15.7 NOTICE. All notices required to be given hereunder shall be in writing and shall be given by personal delivery, via facsimile transmission, by a nationally recognized overnight carrier or by registered or certified mail, postage prepaid with return receipt requested. Notices shall be addressed to the parties as follows:


                  If to Leiner:     Leiner Health Products, LLC
                                    901 East 233rd Street
                                    Carson, California 90745
                                    Attn: President
                                    Facsimile No.: (310) 952-7763

                                    With a copy to:

                                    Leiner Health Products, LLC
                                    901 East 233rd Street
                                    Carson, California 90745
                                    Attn: Legal Department
                                    Facsimile No.: (310) 835-9458

                  If to Impax:      Impax Laboratories, Inc.
                                    121 New Britain Boulevard
                                    Chalfont, PA 18914
                                    Attn: David Doll, Senior Vice President
                                    Facsimile No.: (215) 933-0333

                                    with a copy to:

                                    Blank Rome LLP
                                    18th & Cherry Streets
                                    One Logan Square
                                    Philadelphia, PA  19103
                                    Attn:  Ronald Fisher, Esq.
                                    Facsimile No.:  (215) 832-5479

Notices delivered personally shall be deemed communicated as of actual receipt; notices sent via facsimile transmission shall be deemed communicated as of receipt by the sender of written confirmation of transmission thereof; notices sent via overnight courier shall be deemed received as of one business day following sending; and notices mailed shall be deemed communicated as of three business days after proper mailing. A party may change his or its address by written notice in accordance with this section, but such notice shall be deemed communicated as of actual receipt.

              15.8 AMENDMENTS. Any amendment or modification of this Agreement shall be valid only if made in writing and signed by all parties hereto.

              15.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single document.

              15.10 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto which are incorporated herein as if set forth in their entirety at the point of reference thereto, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings related to the same subject matter between the parties. The parties make no representations or warranties, except as expressly provided herein. The parties intend this Agreement to be a complete statement of the terms of their understanding. No change or modification of any of the provisions hereof shall be effective unless in writing and signed by an authorized officer of each of the parties.

              15.11 BENEFIT; BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              15.12 SURVIVAL. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 1, 8, 9, 10, 12.2, 13, and 15 shall survive any termination of this Agreement.

              15.13 FURTHER ASSURANCES. The parties hereto agree that they shall take all appropriate actions, including, without limitation, the execution or filing of any documents or instruments, which may be reasonably necessary to carry out the intent and accomplish the purposes of any of the provisions hereof.

              15.14 SEVERABILITY. In the event that any provision of this Agreement or part thereof shall be held invalid or unenforceable for any reason by a court of competent jurisdiction, such provision or part thereof shall be considered separate from the remaining provisions of this Agreement, which shall remain in full force and effect. Such invalid or unenforceable provision shall be deemed revised to effect, to the fullest extent permitted by law, the intent of the parties as set forth therein.

                 15.15 PRESS RELEASES; DISCLOSURES. Except those required by applicable law, any and all press releases, publicity or other form of public written disclosures relating to this Agreement shall be mutually agreed to by the parties (the consent of a party not to be unreasonably withheld or unduly delayed and in any event a party shall respond within two (2) business days of receiving a request, failing which it shall be deemed to have consented) including, if applicable, the time of release of such public written disclosures as well as the content of such public written disclosures. For releases or announcements required by applicable law, the party making the release or announcement shall, before making any such release or announcement, afford the other party a reasonable opportunity to review and comment. Any copy of this Agreement to be filed with the Securities and Exchange Commission or any other governmental entity shall be redacted to the fullest extent permitted by applicable law; provided, however, in the event that the Securities and Exchange Commission or other governmental entity, as applicable, objects to the redaction of any portion of this Agreement after the initial submission, the filing party shall inform the other party of the objections and shall in good faith respond to the objections in an effort to limit the disclosure required by the Securities and Exchange Commission or governmental entity, as applicable.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their duly authorized representatives.



                           LEINER HEALTH PRODUCTS, LLC



                           By: /s/ Gale K. Bensussen
                              ---------------------------------
                              Name:  Gale K. Bensussen
                              Title: President
                              Date:

                           LEINER HEALTH PRODUCTS, LLC



                           By:  /s/ Robert M. Fisher, Jr.
                              ---------------------------------
                              Name:  Robert M. Fisher, Jr.
                              Title: Senior Vice President
                              Date:


                           IMPAX LABORATORIES, INC.


                           By:  /s/ David Doll
                              ---------------------------------
                              Name:  David Doll
                              Title: Senior Vice President
                              Date: